Exhibit 10.4

FIRST AMENDMENT

TO THE

Investar Bank

SPLIT DOLLAR LIFE INSURANCE AGREEMENT

THIS FIRST AMENDMENT is made by Investar Bank (the “Bank”) and John Campbell (the “Insured”) on October 31, 2025.

RECITALS:

A.    The parties adopted the Investar Bank Split Dollar Life Insurance Agreement (the “Agreement”) on May 9, 2024.

B.    The Agreement may be amended in accordance with Article X.

C.    The parties desire to amend the Agreement to increase the Insured’s death benefit.

NOW, THEREFORE, the parties hereby amend the Plan as follows:

Section 10.1 is deleted in its entirety and replaced with the following:

10.1         Insured’s Death Benefit. The Insured's Death Benefit shall mean, upon the death of the Insured while this Agreement is in force, the Insured's beneficiary shall be entitled to an amount of aggregate Policy death proceeds equal one million thirteen thousand four hundred seventy eight ($1,013,478.00) limited to one hundred percent (100%) of the Net Amount at Risk insurance portion of the proceeds. For purposes of this Agreement, "Net Amount at Risk" will mean the difference between the total death proceeds payable under the Policies less the aggregate cash value of the Policies measured as of the date giving rise to the need for such calculation. The receipt of this amount by the beneficiary shall constitute satisfaction of the Insured's rights under this Agreement.

Except as otherwise amended by this First Amendment, all provisions of the Plan shall remain in full force and effect and the Plan and this First Amendment shall be construed together and considered one and the same agreement.

The parties execute this First Amendment as of the date first written above.

INSURED:		INVESTAR BANK:

/s/ John R. Campbell	By:	/s/ John J. D’Angelo
John Campbell
	Title:	President and Chief Executive Officer

	Printed Name:	John J. D’Angelo